Exhibit 99.1

Array BioPharma Achieves $8.5 Million Clinical Milestone in Amgen Diabetes Collaboration

BOULDER, Colo.--(BUSINESS WIRE)--July 19, 2012--Array BioPharma Inc. (NASDAQ: ARRY) announced today that an $8.5 million milestone was achieved in its collaboration with Amgen. Array entered into an agreement with Amgen in December 2009 for the worldwide development of the small-molecule glucokinase activator (GKA) program, including AMG 151. The milestone was achieved after Amgen reached a pre-defined patient enrollment level in a Phase 2a clinical trial.

The Phase 2a trial is a randomized, double-blind, placebo-controlled study of AMG 151 in combination with metformin in patients with Type 2 diabetes. The primary endpoint is change in fasting plasma glucose levels from baseline to end of treatment. Amgen continues to advance the trial and seeks to enroll approximately 224 patients.

Under the agreement, Amgen paid an up-front fee of $60 million. Array is also entitled to receive up to approximately $658 million in additional aggregate milestone payments if all clinical and commercialization milestones specified in the agreement for AMG 151 and at least one backup compound are achieved. Array will also receive royalties on sales of any approved drugs developed under the agreement.

About Diabetes

According to the Centers for Disease Control, approximately 26 million Americans have diabetes. Current therapies for this progressive disease are insufficient or have unwanted side-effects creating a need for the development of novel therapeutic approaches.

About Glucokinase Activation and AMG 151

Glucokinase activators, such as AMG 151, represent a promising new class of drugs for the treatment of Type 2 diabetes. Glucokinase is the enzyme that acts as a glucose sensor in the pancreas and liver. The activation of glucokinase lowers glucose levels by enhancing the ability of the pancreas to sense glucose, which leads to increased insulin production. Simultaneously, GKAs increase the net uptake of blood glucose by the liver. In multiple well-established preclinical models of Type 2 diabetes, AMG 151 was highly efficacious in controlling both fasting and non-fasting blood glucose, with rapid onset of effect and maximal efficacy within five to eight once daily doses. In these studies, when combined with existing standard-of-care drugs (metformin, Januvia® (sitagliptin) or Actos® (pioglitazone), AMG 151 provided additional glucose control, which reached maximal efficacy after five to seven days of once-daily dosing. AMG 151 did not increase body weight, plasma triglycerides or total cholesterol, whether used as monotherapy or in combination with other diabetes drugs.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Array has four core proprietary clinical programs: ARRY-614 for myelodysplastic syndromes, ARRY-520 for multiple myeloma, ARRY-797 for pain and ARRY-502 for asthma. In addition, Array has 10 partner-funded clinical programs including two MEK inhibitors in Phase 2 clinical trials: selumetinib with AstraZeneca and MEK162 with Novartis. For more information on Array, please go to www.arraybiopharma.com.

Array BioPharma Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our potential to earn future milestone and royalty payments under our agreement with Amgen, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate and future plans to progress and develop AMG 151. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; the ability of Array or our collaborators to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; our ability to attract and retain experienced scientists and management. We are providing this information as of July 19, 2012. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:
Array BioPharma
Tricia Haugeto, 303-386-1193
thaugeto@arraybiopharma.com